Exhibit 99.1

Media Contacts:	Karissa Peer	Investor Contacts:	Jennifer Halchak
	(614) 314-8094 Kate Vossen (732) 675-8448		(201) 275-2711 Edward Barger (267) 614-4669

Organon reports results for the first quarter ended March 31, 2022

•	First quarter 2022 revenue of $1,567 million
•	Net income from continuing operations of $348 million, or $1.36 per diluted share; Adjusted net income from continuing operations of $420 million, or $1.65 per diluted share
•	Adjusted EBITDA of $647 million
•	Board of Directors declares quarterly dividend of $0.28 per share
•	Full year 2022 financial guidance ranges affirmed

Jersey City, N.J., May 5, 2022 – Organon (NYSE: OGN) (the “company”), today announced its results for the first quarter ended March 31, 2022.

"The first quarter marked a solid start to the year. We continued to expand our Women's Health offerings by acquiring the rights to Marvelon™ (ethinylestradiol, desogestrel) and Mercilon™ (ethinylestradiol, desogestrel) in certain markets, as well as by entering into a licensing agreement to commercialize XaciatoTM (clindamycin phosphate) vaginal gel," said Kevin Ali, Organon's CEO. "Additionally, with LOE risk in the Established Brands business largely behind us, together with continued focus on maximizing the potential of these well-known brands, we are starting to see the stability we knew was possible in that franchise."

First quarter 2022 revenue

in $ millions	Q1 2022	Q1 2021	VPY	VPY ex-FX
Women’s Health	$378	$399	(5)%	(3)%
Biosimilars	99	81	22%	25%
Established Brands	1,053	957	10%	15%
Other (1)	37	69	(45)%	(46)%
Revenue	$1,567	$1,506	4%	8%

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

Total net revenue was $1,567 million for the first quarter of 2022, an increase of 4% as-reported and an increase of 8% excluding the impacts of foreign currency (ex-FX), compared with the first quarter of 2021.

Women’s Health declined 5% as-reported and declined 3% ex-FX in the first quarter 2022 compared with the first quarter of 2021, driven by Nuvaring® (etonogestrel/ethinyl estradiol vaginal ring) which declined 6% ex-FX in the first quarter of 2022 compared with the first quarter of 2021, and the Authorized Generic of Nuvaring (AG), both of which continue to be impacted by generic competition. The decline in the Women's Health portfolio was also due to a 5% ex-FX decline in Nexplanon® (etonogestrel implant) which was driven by distributors' buying patterns in the United States in prior periods, partially offset by strong performance in Latin America and volume growth in Europe. The decline in the company's contraception portfolio was partially offset by double digit growth in the fertility franchise, led by Follistim AQ® (follitropin beta injection), which grew 20% ex-FX, primarily due to higher demand in China and volume growth in the United States.

Biosimilars revenue grew 22% as-reported and grew 25% ex-FX in the first quarter 2022 compared with first quarter 2021. Organon's current portfolio includes certain immunology and oncology treatments. All five of the biosimilars in Organon’s portfolio have launched in certain countries globally, including two biosimilars, Renflexis® (infliximab-abda) and Ontruzant® (trastuzumab-dttb), in the United States. Renflexis grew 21% ex-FX in the first quarter of 2022 compared with the first quarter of 2021 primarily due to continued demand growth in the United States since its launch in 2017. Ontruzant grew 5% ex-FX driven by continued uptake in the United States since its launch in July 2020, partially offset by competitive pressures in Europe.

Established Brands represents a broad portfolio of well-known medicines, which are generally beyond market exclusivity, including leading brands in cardiovascular, respiratory, dermatology and non-opioid pain management, and for which generic competition varies by market. The portfolio's exposure to loss of exclusivity (LOE) risk peaked in 2021 and no longer represents a significant impediment to stable performance in the Established Brands franchise. Revenue for Established Brands increased 10% as-reported and increased 15% ex-FX in the first quarter of 2022 compared with the first quarter of 2021. The first quarter of 2022 benefited from fluctuations in demand in certain markets, including a temporary supply issue currently impacting several competitors in the Japanese market. This compares to weaker performance in Japan in the first quarter of 2021 due to anticipated government-led price actions in that market and lingering effects from the LOE of Zetia® (ezetimibe). Additionally, the first quarter of last year was negatively impacted by the implementation of the third round of Volume Based Procurement (VBP) initiatives in China, as well as by LOE exposure. There was minimal impact from these factors in the first quarter of 2022. Volume growth in products in China, Europe and the LAMERA region also contributed to the favorable performance of Established Brands in the first quarter of 2022.

First quarter 2022 profitability

Organon was spun-off from Merck & Co., Inc., Rahway, NJ, USA on June 2, 2021. Financial results during the pre-spin period were presented on the carve-out basis of accounting and do not purport to reflect what Organon’s financial results would have been had Organon operated as a standalone public company. Therefore, with the exception of Revenue, financial results for the periods ending March 31, 2021 and March 31, 2022 are not meaningfully comparable.

in $ millions, except per share amounts	Q1 2022	Q1 2021 pre-spin	VPY
Revenue	$1,567	$1,506	4%
Cost of sales	561	591	(5)%
Gross profit	1,006	915	10%
Non-GAAP Adjusted gross profit (*)	1,042	937	11%
Adjusted EBITDA (*)	647	566	14%
Net Income, continuing operations (*)	348	395	(12)%
Non-GAAP Adjusted net income, continuing operations (*)	420	451	(7)%
Diluted Earnings per Share, continuing operations	1.36	1.56	(13)%
Non-GAAP Adjusted Diluted Earnings per Share, continuing operations (*)	1.65	1.78	(7)%

Gross margin	64.2%	60.8%
Non-GAAP adjusted gross margin (*)	66.5%	62.2%
Adjusted EBITDA margin (*)	41.3%	37.6%

(*) See Tables 4,5 and 6 for reconciliations of GAAP to non-GAAP financial measures

Gross margin was 64.2% as-reported and 66.5% on an adjusted basis in the first quarter of 2022 compared with 60.8% as-reported and 62.2% on an adjusted basis in the first quarter of 2021. The year-over-year improvement in gross margin primarily reflects reduced lower margin supply sales in the first quarter of this year.

Adjusted EBITDA margin was 41.3% in the first quarter of 2022 compared with 37.6% in the first quarter of 2021. The improvement in Adjusted EBITDA margin is largely driven by higher Adjusted gross profit in the period, and also reflects lower SG&A costs compared with the prior year, pre-spin period, partially offset by increased research and development costs in the first quarter of 2022 associated with the company's recent acquisitions of clinical stage assets. Adjusted EBITDA margin in the first quarter of 2022 incorporates SG&A costs that are expected to be at the lowest point for full year 2022.

Net income from continuing operations for the first quarter of 2022 was $348 million, or $1.36 per diluted share, compared with $395 million, or $1.56 per diluted share, in the first quarter of 2021. Non-GAAP Adjusted net income from continuing operations was $420 million, or $1.65 per diluted share, compared with $451 million, or $1.78 per diluted share, in 2021.

Capital allocation

Today, Organon’s Board of Directors declared a quarterly dividend of $0.28 for each issued and outstanding share of the company's common stock. The dividend is payable on June 16, 2022 to stockholders of record at the close of business on May 16, 2022.

As of March 31, 2022, cash and cash equivalents were $694 million, and debt was $9,094 million, resulting in net debt of $8,400 million.

Full year guidance

Organon does not provide GAAP financial measures on a forward-looking basis because the company cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of legal proceedings, unusual gains and losses, the occurrence of matters creating GAAP tax impacts, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to Organon’s results computed in accordance with GAAP.

Beginning in 2022, Organon will no longer exclude expenses for upfront and milestone payments related to collaborations and licensing agreements, or charges related to pre-approval assets obtained in transactions accounted for as asset acquisitions from its non-GAAP results. These changes are being made to align with views expressed by the U.S. Securities and Exchange Commission. There are no such expenses or charges for in-process research and development for the periods ended March 31, 2022 or March 31, 2021. Relevant prior periods have been recast to reflect these changes and can be found in Tables 7 and 8 of this press release.

Organon's financial guidance does not assume an estimate for future in-process research and development for business development transactions not yet executed.

The company affirmed the full year 2022 financial guidance previously provided on February 17, 2022, which is presented on a non-GAAP basis.

	Previous guidance	Current guidance
Revenue	$6.1B - $6.4B	Unchanged
Adjusted gross margin	Mid 60%	Unchanged
SG&A (as % of revenue)	Mid 20%	Unchanged
R&D (as % of revenue)	Mid to upper single digit	Unchanged
Adjusted EBITDA margin	34%-36%	Unchanged
Interest	~$400 million	Unchanged
Depreciation	$100-$115 million	Unchanged
Effective Non-GAAP tax rate	17.5%-19.5%	Unchanged
Fully diluted weighted avg. shares outstanding	~255 million	Unchanged

Webcast Information

Organon will host a conference call at 8:30 a.m. Eastern Time today to discuss its first quarter 2022 financial results. To listen to the event and view the presentation slides via webcast, join from the Organon Investor Relations website at https://www.organon.com/investor-relations/. A replay of the webcast will be available approximately two hours after the conclusion of the live event on the company’s website. Institutional investors and analysts interested in participating in the call must register in advance using conference ID# 6895016 and by clicking on this link: http://www.directeventreg.com/registration/event/6895016. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including dial-in information and a unique passcode and registrant ID. Pre-registration will allow participants to bypass an operator and be placed directly into the call.

About Organon

Organon is a global healthcare company, formed through a spin-off from Merck & Co., Inc., Rahway, NJ, USA (NYSE: MRK), to focus on improving the health of women throughout their lives. Organon has a portfolio of more than 60 medicines and products across a range of therapeutic areas. Led by the women’s health portfolio coupled with an expanding biosimilars business and stable franchise of established medicines, Organon’s products produce strong cash flows that will support investments in innovation and future growth opportunities in women’s health. In addition, Organon is pursuing opportunities to collaborate with biopharmaceutical innovators looking to commercialize their products by leveraging its scale and presence in fast growing international markets.

Organon has a global footprint with significant scale and geographic reach, world-class commercial capabilities, and approximately 9,300 employees with headquarters located in Jersey City, New Jersey.

For more information, visit http://www.organon.com and connect with us on LinkedIn and Instagram.

Non-GAAP financial measures

This press release contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, the company makes use of the non-GAAP financial measures Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS, which are not recognized terms under GAAP and are presented only as a supplement to the company’s GAAP financial statements. The company believes that these non-GAAP financial measures help to enhance an understanding of the company’s financial performance. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. You should refer to the appendix of this press release for relevant definitions and reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures.

In addition, the company’s full-year 2022 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

The company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful representation of the underlying operating performance of the business.

Forward-Looking Statement

Except for historical information herein, this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about management’s expectations about Organon’s future financial performance and prospects. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, an inability to execute on our business development strategy or realize the benefits of our planned acquisitions; general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the ongoing COVID-19 pandemic and emergence of variant strains; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances; new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict its future financial results and performance; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; difficulties developing and sustaining relationships with commercial counterparties; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s filings with the Securities and Exchange Commission ("SEC"), including the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent SEC filings, available at the SEC’s Internet site (www.sec.gov).

TABLE 1

Organon & Co.

Condensed Consolidated Statement of Income

(Unaudited, $ in millions except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues	$1,567	$1,506
Costs, Expenses and Other
Cost of sales	561	591
Selling, general and administrative	371	382
Research and development	96	67
Restructuring costs	—	1
Other (income) expense, net	97	(2)
	1,125	1,039
Income From Continuing Operations Before Income Taxes	442	467
Taxes on Income	94	72
Net Income From Continuing Operations	348	395
Income From Discontinued Operations - Net of Tax	—	4
Net Income	348	399
Earnings per Share Attributable to Organon & Co. Stockholders - Basic:
Continuing operations	$1.37	$1.56
Discontinued operations	—	0.02
Net Earnings per Share Attributable to Organon & Co. Stockholders	$1.37	$1.58
Earnings per Share Attributable to Organon & Co. Stockholders - Diluted:
Continuing operations	$1.36	$1.56
Discontinued operations	—	0.02
Net Earnings per Share Attributable to Organon & Co. Stockholders	$1.36	$1.58
Weighted Average Shares Outstanding:
Basic	253,583,000	253,516,000
Diluted	255,052,000	253,516,000

TABLE 2

Organon & Co.

Sales by top products

	Three Months Ended March 31,
	2022			2021
($ in millions)	U.S.	Int’l	Total	U.S.	Int’l	Total
Women’s Health
Nexplanon/Implanon NXT	$116	$55	$171	$141	$42	$183
Follistim AQ	30	31	61	25	27	52
NuvaRing	16	24	41	21	24	45
Ganirelix Acetate Injection	8	22	30	8	21	29
Cerazette	—	18	18	—	17	17
Other Women's Health (1)	27	31	57	40	33	73
Biosimilars
Renflexis	42	4	46	35	4	38
Ontruzant	7	15	22	4	19	22
Brenzys	—	14	14	—	10	10
Aybintio	—	10	10	—	8	8
Hadlima	—	6	6	—	2	2
Established Brands
Cardiovascular
Zetia	3	96	99	2	89	92
Vytorin	2	36	38	3	38	41
Atozet	—	119	119	—	112	112
Rosuzet	—	22	22	—	15	15
Cozaar/Hyzaar	8	86	93	3	87	90
Other Cardiovascular (1)	1	38	39	1	38	39
Respiratory
Singulair	3	127	130	5	102	107
Nasonex	9	65	75	2	41	43
Dulera	31	9	40	31	8	38
Clarinex	1	37	38	1	23	25
Other Respiratory (1)	12	11	22	16	6	23
Non-Opioid Pain, Bone and Dermatology
Arcoxia	—	60	60	—	56	56
Fosamax	1	40	41	1	37	38
Diprospan	—	31	31	—	26	26
Other Non-Opioid Pain, Bone and Dermatology (1)	3	66	69	(1)	62	61
Other
Proscar	—	24	24	—	32	32
Propecia	1	29	30	2	29	31
Other (1)	8	74	83	11	78	89
Other (2)	—	37	37	—	69	69
Total Revenue	$329	$1,238	$1,567	$351	$1,155	$1,506

Totals may not foot due to rounding. Trademarks appearing above in italics are trademarks of, or are used under license by, the Organon group of companies.

(1) Includes sales of products not listed separately. Revenue from an arrangement for the sale of generic etonogestrel/ethinyl estradiol vaginal ring is included in Other Women's Health.

(2) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

TABLE 3

Organon & Co.

Sales by geographic area

(Unaudited, $ in millions)

	Three Months Ended March 31,
($ in millions)	2022	2021
Europe and Canada	$436	$434
United States	329	351
Asia Pacific and Japan	314	278
China	236	206
Latin America, Middle East, Russia and Africa	209	167
Other (1)	43	70
Revenue	$1,567	$1,506

(1) Other includes manufacturing sales to Merck & Co., Inc., Rahway, NJ, USA and other third parties, and allocated amounts from pre-spin revenue hedging activities.

TABLE 4

Reconciliation of GAAP Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin

($ in millions)

	Three Months Ended March 31,
	2022	2021
Revenue	$1,567	$1,506
Cost of sales	561	591
Gross Profit	1,006	915
Gross Margin	64.2%	60.8%
Amortization	28	20
One-time costs (1)	5	—
Stock-based compensation	3	2
Non-GAAP Adjusted Gross Profit (2)	$1,042	$937
Non-GAAP Adjusted Gross Margin	66.5%	62.2%

(1) One-time costs for the three months ended March 31, 2022 primarily include costs to stand up the Company.

(2) Non-GAAP Adjusted Gross Profit is calculated by excluding amortization, one-time costs, and the portion of stock-based compensation expense allocated to Cost of sales.

TABLE 5

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Adjusted EBITDA

($ in millions)

	Three Months Ended March 31,
	2022	2021
Income from continuing operations before income taxes	$442	$467
Depreciation	25	18
Amortization (1)	28	20
Interest expense	97	—
EBITDA	592	505
Restructuring costs	—	1
One-time costs (2)	40	49
Acquired in-process research and development	—	—
Stock-based compensation	15	11
Adjusted EBITDA	$647	$566
Adjusted EBITDA margin	41.3%	37.6%

(1) Amortization in all periods is included in Cost of sales.

(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon. For the three months ended March 31, 2022, approximately $25 million of the one-time costs are recorded in Selling, general and administrative expenses, $6 million are recorded in Other (income) expense, $5 million are recorded in Cost of sales, and $4 million are recorded in Research and development. For the three months ended March 31, 2021, $49 million of the one-time costs are classified in Selling, general and administrative expenses.

TABLE 6

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Non-GAAP Adjusted Net Income

($ in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Income from continuing operations before income taxes	$442	$467
Adjustments:
Amortization (1)	28	20
Restructuring costs	—	1
One-time costs (2)	40	49
Acquired in-process research and development	—	—
Stock-based compensation	15	11
Total Adjustments	83	81
Non-GAAP pre-tax income from continuing operations	525	548
Taxes on income as reported in accordance with GAAP	94	72
Tax benefit on adjustments	14	15
Tax (deduction)/benefit on GAAP-only discrete items	(3)	10
Non-GAAP adjusted taxes on income	105	97
Non-GAAP adjusted net income, continuing operations	420	451
Non-GAAP adjusted net income, continuing operations per diluted share	$1.65	$1.78

(1) Amortization in all periods is included in Cost of sales.

(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon. For the three months ended March 31, 2022, approximately $25 million of the one-time costs are recorded in Selling, general and administrative expenses, $6 million are recorded in Other (income) expense, $5 million are recorded in Cost of sales, and $4 million are recorded in Research and development. For the three months ended March 31, 2021, $49 million of the one-time costs are classified in Selling, general and administrative expenses.

TABLE 7

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Adjusted EBITDA

($ in millions)

	Q1 2021	Q2 2021	Q3 2021			Q4 2021			FY 2021
	As Reported and Recast(4)	As Reported and Recast(4)	As Reported	Impact of Non- GAAP Reporting Changes	Recast	As Reported	Impact of Non- GAAP Reporting Changes	Recast	As Reported	Impact of Non- GAAP Reporting Changes	Recast
Income from continuing operations before income taxes	$467	$437	$389	$—	$389	$236	$—	$236	$1,529	$—	$1,529
Depreciation	18	21	25	—	25	28	—	28	92	—	92
Amortization (1)	20	22	27	—	27	34	—	34	103	—	103
Interest expense	—	62	98	—	98	98	—	98	258	—	258
EBITDA	$505	$542	$539	$—	$539	$396	$—	$396	$1,982	$—	$1,982
Restructuring costs	1	1	1	—	1	—	—	—	3	—	3
One-time costs (2)	49	66	56	—	56	59	—	59	231	—	231
Acquired in-process research and development (3)	—	—	25	(25)	—	79	(79)	—	104	(104)	—
Stock-based compensation	11	18	15	—	15	15	—	15	59	—	59
Adjusted EBITDA	$566	$627	$636	$(25)	$611	$549	$(79)	$470	$2,379	$(104)	$2,275

(1) Amortization in all periods is included in Cost of sales.
(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon as well as acquisition related costs. Refer to the Company's previously filed Current Reports on Form 8-Ks for a further description of these costs for each reported period.
(3) Costs represent upfront licensing payment associated with ObsEva of $25 million during the third quarter of 2021 and Forendo of $79 million in the fourth quarter of 2021, which were recorded in Research and development expense.
(4) The change does not affect the previously reported Adjusted EBITDA results for the first and second quarter of 2021 as there were no adjustments which affected either of the periods.

TABLE 8

Organon & Co.

Reconciliation of GAAP Income from Continuing Operations Before Income Taxes to Non-GAAP Adjusted Net Income

($ in millions, except per share amounts)

	Q1 2021	Q2 2021	Q3 2021			Q4 2021			FY 2021
	As Reported and Recast(5)	As Reported and Recast(5)	As Reported	Impact of Non- GAAP Reporting Changes	Recast	As Reported	Impact of Non- GAAP Reporting Changes	Recast	As Reported	Impact of Non- GAAP Reporting Changes	Recast
Income from continuing operations before income taxes	$467	$437	$389	$—	$389	$236	$—	$236	$1,529	$—	$1,529
Adjustments:
Amortization (1)	20	22	27	—	27	34	—	34	103	—	103
Restructuring costs	1	1	1	—	1	—	—	—	3	—	3
One-time costs (2)	49	66	56	—	56	59	—	59	231	—	231
Acquired in-process research and development (3)	—	—	25	(25)	—	79	(79)	—	104	(104)	—
Stock-based compensation	11	18	15	—	15	15	—	15	59	—	59
Total Adjustments	81	107	124	(25)	99	187	(79)	108	500	(104)	396
Non-GAAP pre-tax income from continuing operations	$548	$544	$513	$(25)	$488	$423	$(79)	$344	$2,029	$(104)	$1,925
Taxes on income as reported in accordance with GAAP	72	6	66	—	66	34	—	34	178	—	178
Tax benefit on adjustments	15	20	23	(2)	21	35	(17)	18	93	(19)	74
Tax benefit on GAAP-only discrete items (4)	10	81	—	—	—	5	—	5	96	—	96
Non-GAAP adjusted taxes on income	$97	$107	$89	$(2)	$87	$74	$(17)	$57	$367	$(19)	$348
Non-GAAP adjusted net income, continuing operations	$451	$437	$424	$(23)	$401	$349	$(62)	$287	$1,662	$(85)	$1,577
Non-GAAP adjusted net income from continuing operations per diluted share	$1.78	$1.72	$1.67	$(0.09)	$1.58	$1.37	$(0.24)	$1.13	$6.54	$(0.33)	$6.20

(1) Amortization in all periods is included in Cost of sales.
(2) One-time costs primarily include costs incurred in connection with the spin-off of Organon as well as acquisition related costs. Refer to the Company's previously filed Current Reports on Form 8-Ks for a further description of these costs for each reported period.
(3) Costs represent upfront licensing payment associated with ObsEva of $25 million during the third quarter of 2021 and Forendo of $79 million in the fourth quarter of 2021, which were recorded in Research and development expense.
(4) Amounts include a tax benefit of approximately $70 million recorded in the second quarter of 2021 and a tax benefit of $5 million recorded in the fourth quarter of 2021 related to a portion of non-US step up in tax basis as a result of its separation from Merck & Co., Inc., Rahway, NJ, USA.
(5) The change does not affect the previously reported Non-GAAP results for the first and second quarter of 2021 as there were no adjustments which affected either of the periods.